Exhibit 10.5

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into as of this 26th day of February, 2008, by and between Textron Inc. (the "Company"), a Delaware corporation having its principal office at 40 Westminster Street, Providence, Rhode Island 02903 and Terrence O'Donnell (the "Executive").

W I T N E S S E T H:

WHEREAS, the Executive is presently employed by the Company;

WHEREAS, the Company desires to continue to employ the Executive and the Executive is willing to continue to be employed by the Company;

WHEREAS, the Company and the Executive entered into an employment agreement as of March 10, 2000;

WHEREAS, the Company and the Executive entered into an amended and restated employment agreement as of May 4, 2006; and

WHEREAS, the Company and the Executive desire to set forth the terms and conditions of such continued employment in this Second Amended and Restated Employment Agreement (the "Agreement").

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements of the parties set forth in this Agreement, and of other good and valuable consideration, the adequacy and receipt of which is acknowledged, the parties hereto agree as follows:

1.	Term of Employment

The Company hereby agrees to continue to employ the Executive and the Executive hereby accepts such continued employment, in accordance with the terms and conditions set forth herein, for a term (the "Employment Term") that commenced on March 10, 2000 (the "Effective Date") and terminating, unless otherwise terminated earlier in accordance with Section 5 hereof, on the next anniversary of March 10, 2008, provided that the Employment Term shall be automatically extended, subject to earlier termination as provided in Section 5 hereof, for successive additional one (1) year periods (the "Additional Terms"), unless, at least ninety (90) days prior to the end of the then Additional Term, the Company or the Executive has notified the other in writing that the Employment Term shall terminate at the end of the then current term.

2.	Position and Responsibilities

During the Employment Term, the Executive shall serve as the Executive Vice President and General Counsel of the Company or in such higher capacity as agreed by the Company and the Executive. The Executive shall also serve as a member of the Management Committee (or any equivalent committee or group as may replace the Management Committee from time to time). The Executive shall report exclusively to the Chief Executive Officer and the Board of Directors of the Company (the "Board"). The Executive shall, to the extent appointed or elected, serve on the Board as a director and as a member of any committee of the Board, in each case, without additional compensation. The Executive shall, to the extent appointed or elected, serve as a director or as a member of any committee of the board (or the equivalent bodies in a non-corporate subsidiary or affiliate) of any of the Company's subsidiaries or affiliates and as an officer or employee (in a capacity commensurate with his position with the Company) of any such subsidiaries or affiliates, in all cases without additional compensation or benefits, and any compensation paid to the Executive, or benefits provided to the Executive, in such capacities shall be a credit with regard to the amounts due hereunder from the Company. The Executive shall have duties, authorities and responsibilities generally commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, subject to the By-laws of the Company and the organizational structure of the Company. Except as provided in the next succeeding sentence, the Executive shall devote substantially all of his business time, attention and energies to the performance of his duties hereunder, provided the foregoing will not prevent the Executive from participating in charitable, community or industry affairs, from managing his and his family's personal passive investments, and (with the consent of the Chief Executive Officer or the Organization and Compensation Committee (or its successor) of the Board (the "O&C Committee"), which consent will not be unreasonably withheld, conditioned or delayed) serving on the board of directors of other companies, provided that these activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict or the appearance thereof. In particular, Executive (a) may continue to serve as a part-time partner at Williams & Connolly LLP, and (b) may serve on the board of directors of each of (i) The Gerald R. Ford Foundation, (ii) the Air Force Academy Falcon Foundation, (iii) IGI, Inc. and (iv) ePlus, Inc., in each case retaining any compensation or emoluments therefrom.

3.	Compensation and Benefits

During the Employment Term, the Company shall pay and provide the Executive the following:

3.1 Base Salary. The Company shall pay the Executive an initial base salary (the "Base Salary") at a rate of $425,000.00. Base Salary shall be paid to the Executive in accordance with the Company's normal payroll practices for executives. Base Salary shall be reviewed at least annually by the O&C Committee (or as otherwise designated by the Board) to ascertain whether, in the judgment of the reviewing committee, such Base Salary should be increased. If so increased, Base Salary shall not be thereafter decreased and shall thereafter, as increased, be the Base Salary hereunder.

3.2 Annual Bonus. The Company shall provide the Executive with the opportunity to earn an annual cash bonus under the Company's current annual incentive compensation plan for executives or a replacement plan therefor at a level commensurate with his position, provided that the minimum annual target award payable upon the achievement of reasonably attainable objective performance goals shall be at least 55% of Base Salary.

3.3 Long-Term Incentives. The Company shall provide the Executive the opportunity to earn long-term incentive awards under the current equity and cash based plans and programs or replacements therefor.

3.4 Employee Benefits. The Executive shall, to the extent eligible, be entitled to participate at a level commensurate with his position in all employee benefit welfare and retirement plans and programs, as well as equity plans, generally provided by the Company to its senior executives in accordance with the terms thereof as in effect from time to time. Such plans and programs currently include, without limitation, the Amended and Restated Supplemental Retirement Plan for Textron Inc. Key Executives (the "SERP"), the 2007 Long-Term Incentive Plan, the Key Executive Program (including the Deferred Income Plan, the Spillover Pension Plan, the Spillover Savings Plan and the Survivor Benefit Plan), group term life insurance plan, comprehensive health, major medical, vision and dental insurance plans and short-term and long-term disability plans. Notwithstanding anything in the SERP, Performance Share Units granted after 2005 shall not be considered when determining the benefit under the SERP.

3.5 Vacation. The Executive shall be entitled to paid vacation in accordance with the standard written policies of the Company with regard to vacations of executives, but in no event less than four (4) weeks per calendar year.

3.6 Perquisites.  The Executive may use the Company’s aircraft for personal travel, including travel in which the Executive is accompanied by family or other persons traveling for non-business reasons.  The Executive shall not be required to pay the cost of personal travel on Company aircraft by the Executive and members of the Executive’s immediate family (although the cost shall be imputed as income to the Executive to the extent required by applicable tax laws).  The Executive shall pay the cost (as reasonably determined by the Company) of any other person who travels with the Executive for non-business reasons.  To the extent legally permissible, the Company shall not treat perquisites provided to the Executive as income to the Executive.

3.7 Right to Change Plans. The Company shall not be obligated by reason of this Section 3 to institute, maintain, or refrain from changing, amending, or discontinuing any benefit plan, program, or perquisite, so long as such changes are similarly applicable to executive employees generally.

3.8 Special Provisions. The Company shall provide to the Executive the special provisions set forth on Amended and Restated Exhibit B hereto, which Amended and Restated Exhibit B is incorporated herein.

4.	Expenses

Upon submission of appropriate documentation, in accordance with its policies in effect from time to time, the Company shall pay, or reimburse, the Executive for all ordinary and necessary expenses, in a reasonable amount, which the Executive incurs during the Employment Term in performing his duties under this Agreement including, but not limited to, travel, entertainment, and professional dues and subscriptions.  To the extent that any reimbursement under this paragraph would be includable in the Executive’s gross income for federal income tax purposes, the Executive shall submit the necessary documentation and shall receive the reimbursement no later than March 15 of the year following the year in which the expense is incurred.

5.	Termination of Employment

The Executive's employment with the Company (including but not limited to any subsidiary or affiliate or the Company) and the Employment Term shall terminate upon the occurrence of the first of the following events:

(a)	Automatically on the date of the Executive's death.

(b)
Except as provided in the following sentence, upon thirty (30) days written notice by the Company to the Executive of a termination due to Disability, provided such notice is delivered during the period of Disability.  If the Executive’s Disability results in a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, because there is no reasonable expectation that the Executive will return to perform services for the Company, or because the permitted time period under Section 409A for a bona fide leave of absence expires), and if the Employment Term has not terminated pursuant to the preceding sentence on or before the date of the Executive’s separation from service, the Employment Term shall terminate automatically when the separation from service occurs, without any requirement for written notice by the Company.  The term "Disability" shall mean, for purposes of this Agreement, the inability of the Executive, due to any medically determinable physical or mental impairment, to engage in the performance of his material duties of employment with the Company as contemplated by Section 2 herein for a period of more than one hundred eighty (180) consecutive days or for a period that is reasonably expected to exist for a period of more than one hundred eighty (180) consecutive days, provided that interim returns to work of less than ten (10) consecutive business days in duration shall not be deemed to interfere with a determination of consecutive absent days if the reason for absence before and after the interim return are the same. The existence or non-existence of a Disability shall be determined by a physician agreed upon in good faith by the Executive (or his representatives) and the Company. It is expressly understood that the Disability of the Executive for a period of one hundred eighty (180) consecutive days or less shall not constitute a failure by him to perform his duties hereunder and shall not be deemed a breach or default; and, as long as the Executive’s employment has not been terminated pursuant to this paragraph, the Executive shall receive full compensation for any such period of Disability or for any other temporary illness or incapacity during the term of this Agreement.  If the Executive’s employment is terminated for Disability before the date on which the Executive becomes eligible for payments pursuant to the Company’s disability benefits program, the Executive shall receive a lump-sum payment, on the first regular payroll date after the end of the six-month period following the Executive’s termination, equal to the additional Base Salary the Executive would have earned between his termination date and the date of his eligibility for disability benefits if he had remained employed during that period.

(c)	Immediately upon written notice by the Company to the Executive of a termination due to his retirement at or after the Executive's attainment of age sixty-five (65).

(d)
Immediately upon written notice by the Company to the Executive of a termination for Cause, provided such notice is given within ninety (90) days after the discovery by the Board or the Chief Executive Officer of the Cause event and has been approved by the O&C Committee at a meeting at which the Executive and his counsel had the right to appear and address such meeting after receiving at least five (5) business days written notice of the meeting and reasonable detail of the facts and circumstances claimed to provide a basis for such termination. The term "Cause" shall mean, for purposes of this Agreement: (i) an act or acts of willful misrepresentation, fraud or willful dishonesty (other than good faith expense account disputes) by the Executive which in any case is intended to result in his or another person or entity's substantial personal enrichment at the expense of the Company; (ii) any willful misconduct by the Executive with regard to the Company, its business, assets or employees that has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iii) any material, willful and knowing violation by the Executive of (x) the Company's Business Conduct Guidelines, or (y) any of his fiduciary duties to the Company which in either case has, or was intended to have, a material adverse impact (economic or otherwise) on the Company; (iv) the willful or reckless behavior of the Executive with regard to a matter of a material nature which has a material adverse impact (economic or otherwise) on the Company; (v) the Executive's willful failure to attempt to perform his duties under Section 2 hereof or his willful failure to attempt to follow the legal written direction of the Board, which in either case is not remedied within ten (10) days after receipt by the Executive of a written notice from the Company specifying the details thereof; (vi) the Executive's conviction of, or pleading nolo contendere or guilty to, a felony (other than (x) a traffic infraction or (y) vicarious liability solely as a result of his position, provided that with respect to such vicarious liability the Executive did not have actual knowledge of the actions or inactions creating the violation of the law or the Executive relied in good faith on the advice of counsel with regard to the legality of such action or inaction (or the advice of other specifically qualified professionals as to the appropriate or proper action or inaction to take with regard to matters which are not matters of legal interpretation)); or (vii) any other material breach by the Executive of this Agreement that is not cured by the Executive within twenty (20) days after receipt by the Executive of a written notice from the Company of such breach specifying the details thereof. No action or inaction should be deemed willful if not demonstrably willful and if taken or not taken by the Executive in good faith as not being adverse to the best interests of the Company. Reference in this paragraph (d) to the Company shall also include direct and indirect subsidiaries of the Company, and materiality and material adverse impact shall be measured based on the action or inaction and the impact upon, and not the size of, the Company taken as a whole, provided that after a Change in Control, the size of the Company, taken as a whole, shall be a relevant factor in determining materiality and material adverse impact.

(e)
Upon written notice by the Company to the Executive of an involuntary termination without Cause. A notice by the Company of non-renewal of the Employment Term pursuant to Section 1 above shall be deemed an involuntary termination of the Executive by the Company without Cause as of the end of the Employment Term, but the Executive may terminate at any time after the receipt of such notice and shall be treated as if he was terminated without Cause as of his termination date.

(f)
Upon twenty (20) days written notice by the Executive to the Company of a termination for Good Reason (which notice sets forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination) unless the Good Reason event is cured within such twenty (20) day period. The term "Good Reason" shall mean, for purposes of this Agreement, without the Executive's express written consent, the occurrence of any one or more of the following: (i) the assignment to the Executive of duties materially inconsistent with the Executive's then authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements), or any reduction in the Executive's then title, position (including membership on the Management Committee or its equivalent) or reporting lines or a material reduction (other than temporarily while Disabled or otherwise incapacitated) in his then status, authorities, duties or responsibilities (or, should the Company be reorganized such that it becomes a subsidiary or controlled party of any other entity, the Executive's not holding authorities, duties, responsibilities, status, offices, titles or reporting lines in such parent or controlling party at least commensurate with those held by him at the Company immediately prior to such reorganization) or, if then a director of the Company, failure to be nominated or reelected as a director of the Company or removal as such; (ii) relocation of the Executive from the principal office of the Company (excluding reasonable travel on the Company's business to an extent substantially consistent with the Executive's business obligations) or relocation of the principal office of the Company to a location which is at least fifty (50) miles from the Company's current headquarters, provided, however, if the Executive at the time of the relocation is not located at the principal office, such relocation provision shall apply based on his then location but shall not cover a relocation to the principal office prior to a Change in Control; (iii) a reduction by the Company in the Executive's Base Salary; (iv) a reduction in the Executive's aggregate level of participation in any of the Company's short and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participated as of the Effective Date, or, after a Change in Control, participated immediately prior to the Change in Control; (v) the failure of the Company to obtain and deliver to the Executive a satisfactory written agreement from any successor to the Company to assume and agree to perform this Agreement; or (vi) any other material breach by the Company of this Agreement.  The Executive waives as a Good Reason event the change in the determination of his SERP benefits made by the last sentence of Section 3.4 and the last sentence of Section 4(a) of Amended and Restated Exhibit B attached hereto.

(g)
Upon written notice by the Executive to the Company of the Executive's voluntary termination of employment without Good Reason (which the Company may, in its sole discretion, make effective earlier than the effective date specified in the Executive’s notice). A notice by the Executive of non-renewal of the Employment Term pursuant to Section 1 above shall be deemed a voluntary termination by the Executive without Good Reason as of the end of the Employment Term.

To the extent that any payment would be made or any benefit would be provided under this Agreement as a result of the Executive’s termination of employment under paragraph (b), (c), (d), (e), (f), or (g) of this Section 5, the payment or benefit shall be provided only if the Executive has also incurred a “separation from service” within the meaning of Section 409A of the Code; and any timing requirements associated with the payment or benefit (such as, for example, a requirement that a payment be delayed for six months following the Executive’s termination) shall be applied in relation to the date on which the “separation from service” occurs for purposes of Section 409A.  The preceding sentence shall apply solely to determine the timing of payments under the Agreement in compliance with Section 409A.  The Agreement is not intended, and shall not be construed, to require that the Executive incur a “separation from service” within the meaning of Section 409A before the Executive or the Company shall have grounds to terminate the Executive’s employment under paragraph (b), (c), (d), (e), (f), or (g) of this Section 5.

6.	Consequences of a Termination of Employment

6.1 Termination Due to Death or Retirement. If the Employment Term ends on account of the Executive's termination due to death pursuant to Section 5(a) above or retirement pursuant to Section 5(c) above, the Executive (or the Executive's surviving spouse, or other beneficiary as so designated by the Executive during his lifetime, or to the Executive's estate, as appropriate) shall be entitled, in lieu of any other payments or benefits, to (i) payment promptly of any unpaid Base Salary, unpaid annual incentive compensation (for the preceding fiscal year) and any accrued vacation, (ii) reimbursement for any unreimbursed business expenses incurred prior to the date of termination, and (iii) any amounts, benefits or fringes due under any equity, benefit or fringe plan, grant or program in accordance with the terms of said plan, grant or program but without duplication (collectively, the "Accrued Obligations").  The Accrued Obligations described in clauses (i) and (ii) of the preceding sentence shall be paid on the first regular payroll date after the Executive’s termination (or, if earlier, 45 days after the Executive’s termination).

6.2 Termination Due to Disability. If the Employment Term ends as a result of Disability pursuant to Section 5(b) above, the Executive shall be entitled, in lieu of any other payments or benefits (but subject to the last sentence of such Section 5(b)), to any Accrued Obligations.

6.3 Involuntary Termination by the Company Without Cause or Termination by the Executive for Good Reason. If the Executive is involuntarily terminated by the Company without Cause in accordance with Section 5(e) above or the Executive terminates his employment for Good Reason in accordance with Section 5(f) above, the Executive shall be entitled, in lieu of any other payments or benefits, subject to Section 7(b) hereof, to any Accrued Obligations and the following:

(a)
Payment, in a lump sum on March 1 of the calendar year following the date of the Executive’s termination, of the Prorated Portion (as determined in the next sentence) of the earned annual incentive compensation award for the fiscal year in which the Executive's termination occurs, payable promptly after the end of such fiscal year. "Prorated Portion" shall be determined by multiplying such amount by a fraction, the numerator of which is the number of days during the fiscal year of termination that the Executive is employed by the Company, and the denominator of which is 365.

(b)
An amount equal to two times the sum of (i) the Executive's Base Salary and (ii) the higher of (x) the Executive's target incentive compensation established for the fiscal year in which the Executive's termination occurs or (y) a multiple thereof equal to the product of such target amount and the multiple of target earned by the Executive for the prior fiscal year (whether or not deferred) (the sum of (i) and (ii) being hereinafter referred to as the "Final Annual Compensation").  An amount equal to one and one half (1½) times the Final Annual Compensation shall be paid in a lump sum on the first regular payroll date after the end of the six-month period following the Executive’s termination.  An amount equal to the remaining one half (½) times the Final Annual Compensation shall be calculated as equal monthly installments payable over a period of two (2) years; provided, however, that the monthly installments for the first six months following the Executive’s termination shall be paid in a lump sum, without interest, on the first regular payroll date after the end of the six-month period, and the remaining monthly installments shall commence on the first regular payroll date after the end of the sixth month following the Executive’s termination and shall be paid for the remainder of the two year period.

(c)
Payment of the premium for COBRA continuation health coverage (whether under the Company's health plans or those of Williams & Connolly LLP, but in no event at a premium rate higher than the premiums payable under COBRA to the Company for the continuation of such health care coverage as the Executive had in effect with respect to himself and his family immediately prior to his termination) for the Executive and the Executive's dependents until the earliest of (i) eighteen (18) months after such termination, (ii) until no longer eligible for COBRA continuation benefit coverage or (iii) the Executive commences other substantially full-time employment.

(d)
Payment, on the first regular payroll date after the end of the six-month period following the Executive’s termination, of a lump sum amount equal to the present discounted value of any "Credit Date Payments" (as described in Section 9 of Amended and Restated Exhibit B) then remaining unpaid, with the amount of each such unpaid Credit Date Payment being discounted back to the date of payment under this Section 6.3(d) at a discount rate of 5.65% per annum.

(e)
If the Executive dies after the Executive’s termination of employment and before the end of the six-month period following the Executive’s termination, any payment provided under this Section 6.3 that would have been made (in the case of a lump-sum payment) or that would have commenced (in the case of a periodic payment) on the first regular payroll date after the end of the six-month period shall instead be made or commence on the first regular payroll date following the Executive’s death, provided that the Executive’s beneficiary is otherwise entitled to receive the payment under this Section 6.3.  To the extent that any payment under this Section 6.3 is made “on the first regular payroll date” following a date or event, the regular payroll date shall be determined based on the Company’s payroll cycle applicable to the Executive at the time of his separation from service (within the meaning of Section 409A of the Code), without regard to any change in the payroll cycle that becomes effective after the Executive’s separation from service.

6.4 Termination by the Company for Cause or Termination by the Executive without Good Reason. If the Executive is terminated by the Company for Cause or the Executive terminates his employment without Good Reason, the Executive shall be entitled to receive all Accrued Obligations.

6.5 Coordination With Other Plans.  The rules set forth in this Section 6.5 shall apply to all amounts provided under the Agreement.

(a)
To the extent that the Executive’s Base Salary, annual incentive compensation, or other amounts payable under this Agreement are subject to a valid deferral election (or are deferred pursuant to a plan provision) that had become irrevocable at the time of the Executive’s termination of employment, the deferred amounts shall be paid in accordance with the terms of the deferred compensation arrangement.  Any amount payable under this Agreement that would be regarded as a substitute for an amount that was deferred as provided in the preceding sentence (for example, a payment made in lieu of deferred annual incentive compensation) also shall be paid in accordance with the terms of the deferred compensation arrangement.  This Section 6.5(a) is intended, and shall be applied, solely to prevent the Executive’s deferral election or an automatic deferral provision from being revocable to the extent that its revocation would violate Section 409A of the Code.

(b)
The amounts and benefits provided under Sections 6 and 8 hereof are intended to be inclusive and not duplicative of the amounts and benefits due under the Company's employee benefit plans and programs, and this Agreement shall be applied in a manner consistent with that intent.  To the extent that a duplicative benefit is provided under this Agreement and under another employee benefit plan, policy, or program of the Company, the following rules shall apply:

(i)
Any benefit provided under a retirement plan that is tax-qualified under Section 401(a) of the Code shall be paid exclusively as provided under the tax-qualified retirement plan, and the duplicative benefit provided under this Agreement shall be reduced by the value of the tax-qualified retirement benefit.

(ii)
Any benefit provided under a disability pay plan, death benefit plan, bona fide vacation pay plan, or other plan or policy that is excluded from the definition of “nonqualified deferred compensation” under Treasury Regulations § 1.409A-1(a)(5) shall be paid exclusively as provided under the plan or policy, and the duplicative benefit provided under this Agreement shall be reduced by the value of the benefit provided under the plan or policy.

(iii)
To the extent that a provision of this Agreement makes specific reference to another plan or program of the Company and states that the terms of the other plan or program shall govern with respect to the calculation, payment, or timing of payment of a particular benefit, that benefit shall be paid as provided in the other plan or program, as stated in this Agreement.

(iv)
In all other circumstances in which any payment or benefit under this Agreement duplicates a payment or benefit provided under another employee benefit plan, policy, or program of the Company, or to the extent that the payment or benefit under this Agreement is or could be subject to offset by the benefit under another employee benefit plan, policy, or program of the Company, the duplicative benefit shall be paid exclusively as provided in this Agreement, and the duplicative benefit provided under the other employee benefit plan, policy, or program shall be reduced by the value of the benefit provided under this Agreement.

(v)
The benefit coordination provisions in this Section 6.5(b) are intended, and shall be applied, to ensure that the payments made to the Executive are exempt from, or comply with, Section 409A of the Code, and that the coordination of benefits between this Agreement and the other employee benefit plans, policies, or programs in which the Executive participates will not result in any acceleration or re-deferral of deferred compensation that would violate Section 409A of the Code.

6.6 The Executive’s right under this Section 6 to receive any payments in installments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, as provided in Treas. Reg. § 1.409A-2(b)(2)(iii).

7.	No Mitigation/No Offset/Release

(a)
In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, or defense.  The preceding sentence shall not limit the Company’s right to enforce the forfeiture provision in Section 9.6(b).

(b)
Any amounts payable and benefits or additional rights provided pursuant to Section 6.3 or Section 8.2 beyond any Accrued Obligations and beyond the sum of any amounts due (without execution of a release) under the Company severance program then in effect, or, if greater, three (3) months Base Salary as severance, shall only be payable if the Executive delivers to the Company a release of all claims of the Executive (other than those specifically payable or providable hereunder on or upon the applicable type of termination and any rights to indemnification, contribution, exculpation, advances, or directors and officers liability insurance under the Company's organizational documents, under any plan or agreement, or at law) with regard to the Company, its subsidiaries and related entities and their respective past or present officers, directors and employees, in the form attached to this Agreement as Exhibit C, that has become irrevocable before the date on which such payment or benefit is due to be paid or provided.  To the extent that options and other equity awards are eligible for accelerated vesting pursuant to the last sentence of Section 8.2(i), the equity award shall not vest pursuant to Section 8.2(i) until the Executive’s release has become irrevocable.  The Company and the Executive shall execute the release of claims and shall deliver executed copies to one another within forty-five days following the Executive’s separation from service.

(c)
Upon any termination of employment, upon the request of the Company, the Executive shall deliver to the Company a resignation from all offices and directorships and fiduciary positions of the Executive in which the Executive is serving with, or at the request of, the Company or its subsidiaries, affiliates or benefit plans.

8.	Change in Control

8.1 Employment Termination in Connection with a Change in Control.

(a)
In the event of a Qualifying Termination  during the period commencing one-hundred eighty (180) days prior to the effective date of a Change in Control and terminating on the second anniversary of the effective date of a Change in Control (the "Change in Control Protection Period"), then in lieu of the benefits provided to the Executive under Section 6.3 of this Agreement, the Company shall pay the Executive the amounts and provide the benefits described in Section 8.2, below.  For purposes of this Section 8, a Qualifying Termination shall mean any termination of the Executive’s employment (i) by the Company without Cause, or (ii) by the Executive for Good Reason.

(b)
If the Change in Control is a “Section 409A Change in Control,” as defined in Section 8.3, and if the Qualifying Termination occurs after the Section 409A Change in Control, all applicable payments shall be made in a lump sum on the first regular payroll date after the end of the six-month period following the Qualifying Termination, except as otherwise provided in Section 8.2(a) through (l), below.

(c)
If the Change in Control is not a Section 409A Change in Control, or if the Qualifying Termination occurs before a Section 409A Change in Control, any payment or benefit that would have been provided under Section 6.3 or under a separate compensation plan in the absence of a Change in Control shall be paid exclusively as provided in Section 6.3 or in the separate compensation plan, without acceleration or other adjustment to reflect the Change in Control.  Any incremental additional payment or benefit that is provided under this Section 8 solely upon an Executive’s Qualifying Termination during the Change in Control Protection Period shall be paid in a lump sum within 30 business days after the effective date of the Change in Control (or, if later, on the first regular payroll date after the end of the six-month period following the Qualifying Termination).

8.2 Payments Upon a Qualifying Termination.  Subject to the provisions of Section 8.1(b) and (c) regarding the time and manner of payment, the payments and benefits payable upon a Qualifying Termination are as follows:

(a)	Any Accrued Obligations.

(b)
A lump-sum cash payment (subject to the distribution rules set forth later in this paragraph) equal to three (3) times the highest rate of the Executive's Base Salary rate in effect at any time up to and including the date of the Executive's termination.  If the Qualifying Termination occurs after a Section 409A Change in Control, the entire amount shall be paid in a lump sum, without interest, on the first regular payroll date after the end of the sixth month following the Executive’s termination.  If the Change in Control is not a Section 409A Change in Control, or if the Qualifying Termination precedes a Section 409A Change in Control, an amount equal to 2 times the Executive’s Base Salary (reduced by any payments attributable to Base Salary made under Section 6.3(b) before the Change in Control) shall be paid as provided in Section 6.3(b) and any incremental additional amount payable under this Section 8.2(b) solely as a result of the Change in Control shall be paid in a lump sum, without interest, on the later of (i) on the first regular payroll date after the end of the sixth month following the Executive’s termination, or (ii) within 30 business days after the effective date of the Change in Control.

(c)
A lump-sum cash payment equal to the Prorated Portion of the greater of: (i) the Executive's target annual incentive compensation award established for the fiscal year during which the Executive's award termination occurs, or (ii) the Executive's earned annual incentive award for the fiscal year prior to the fiscal year in which the Change in Control occurs (whether or not deferred).

(d)
A lump-sum cash payment (subject to the distribution rules set forth later in this paragraph) equal to three (3) times the greater of: (i) the Executive's highest annual incentive compensation earned over the three (3) fiscal years ending prior to the Change in Control (whether or not deferred); or (ii) the Executive's target incentive compensation established for the fiscal year in which the Executive's date of termination occurs.  If the Qualifying Termination occurs after a Section 409A Change in Control, the entire amount shall be paid in a lump sum, without interest, on the first regular payroll date after the end of the sixth month following the Executive’s termination.  If the Change in Control is not a Section 409A Change in Control, or if the Qualifying Termination precedes a Section 409A Change in Control, an amount equal to 2 times the bonus amount described in Section 6.3(b)(ii) (reduced by any installment payments attributable to the bonus amount made under Section 6.3(b) before the Change in Control) shall be paid as provided in Section 6.3(b) and any incremental additional amount payable under this Section 8.2(d) solely as a result of the Change in Control shall be paid in a lump sum, without interest, on the later of (i) on the first regular payroll date after the end of the sixth month following the Executive’s termination, or (ii) within 30 business days after the effective date of the Change in Control.

(e)
Coverage under all applicable retiree health and other retiree welfare plans for the Executive and the Executive's eligible dependents, on the same terms that apply to other salaried retirees of the Company and their dependents.

(f)
To the extent eligible prior or after the Change in Control, continued participation (coordinated with (e) above to the extent duplicative), at no additional cost (before tax) to the Executive than the Executive would have as an employee, in the Company’s Survivor Benefit Plan for Textron Key Employees, accidental death and dismemberment insurance coverage, and dependent life insurance coverage, until three (3) years after the date of termination, provided, however, that in the event the Executive obtains other employment that offers substantially similar or improved benefits, as to any particular welfare plan, such continuation of coverage by the Company for such similar or improved benefit under such plan shall immediately cease. The Company shall also reimburse the Executive for the cost (before tax) of purchasing (under the Company’s group insurance policy, or under an individual policy if the Company’s policy is not available), for the continuation period described in the preceding sentence, the level of Company-paid term life insurance coverage and long-term disability insurance coverage that the Executive received immediately before the Change in Control (or, if earlier, at the time of the Qualifying Termination).  The Company shall reimburse the cost of coverage for the first six months following the Executive’s termination in a lump sum, without interest, on the first regular payroll date after the end of the six-month period and the Company shall reimburse the cost monthly thereafter for the remainder of the continuation period.

(g)
A lump-sum cash payment (subject to the distribution rules set forth later in this paragraph) of the actuarial present value equivalent (as determined in accordance with the most favorable (to the Executive) overall actuarial assumptions and subsidies in any of the Company's tax-qualified or nonqualified type defined benefit pension plans in which the Executive then participates) of the accrued benefits accrued by the Executive as of the date of termination under the terms of any nonqualified defined benefit type retirement plan, including but not limited to, the SERP and the Spillover Pension Plan, and assuming the benefit was fully vested without regard to any minimum age or service requirements. For this purpose, such benefits shall be calculated under the assumption that the Executive's employment continued following the date of termination for three (3) full years (i.e., three (3) additional years of age (including, but not limited to, for purposes of determining the actuarial present value but not the commencement date for calculation of benefits (all of which shall be deemed to commence on the date of termination)), compensation (the Executive's "Then Compensation Level") and service credits shall be added). "Then Compensation Level" shall mean an annual rate of compensation equal to the sum of (i) Final Annual Compensation and (ii) the performance units and performance share units earned with respect to the measurement periods ending at or about the end of the fiscal year immediately preceding the year of termination (to the extent recognized in the definition of "Compensation" under the applicable plan; in the case of the SERP as provided in Section 3.4 above such that no amounts deemed earned in respect of performance share units in 2008 (i.e. any grant after the 2005 grant) or later years shall be included in Compensation for purposes of the SERP); provided, however, that with respect to the year of termination, in lieu of utilization of the amount in clause (ii) above, the Executive will be deemed to have received in the year of termination the full amount of performance units and performance share units earned with regard to the measuring periods ending on or about the end of the fiscal year immediately preceding the year of termination (whether or not such amount is actually paid to the Executive prior to the date of termination); provided, further, that, other than as set forth in the immediately preceding proviso, the amounts described in clause (ii) above shall be included in "Compensation" under the plans referred to in this Section 8.2(g) in lieu of any amounts actually paid to the Executive in respect of performance units and performance share units in the year of termination and thereafter.  If the Qualifying Termination occurs after a Section 409A Change in Control, the present value of the amount that would have been payable under the nonqualified defined benefit type retirement plans if no Change in Control had occurred  shall be paid in a lump sum, without interest, on the date when it would otherwise have been payable under the nonqualified plans if no Change in Control had occurred.  If the Change in Control is not a Section 409A Change in Control, or if the Qualifying Termination precedes a Section 409A Change in Control, the amount that would have been payable under the nonqualified defined benefit type retirement plans if no Change in Control had occurred (reduced by any payments made under the plans before the Change in Control) shall be paid as provided under the terms of the applicable nonqualified plans.  In either case, any incremental additional amount payable under this Section 8.2(g) solely as a result of the Change in Control shall be paid in a lump sum, without interest, on the later of (i) on the first regular payroll date after the end of the sixth month following the Executive’s termination, or (ii) within 30 business days after the effective date of the Change in Control.

(h)
A lump-sum cash payment, on the later of (i) on the first regular payroll date after the end of the sixth month following the Executive’s Qualifying Termination, or (ii) within 30 business days after the effective date of the Change in Control, equal to three (3) times the amount of the maximum Company contribution or match to any defined contribution type plan in which the Executive participates.

(i)
Full vesting and payment of any outstanding performance share units, assuming performance at target levels for the full performance cycle.  Subject to Section 8.1(c), the payment described in the preceding sentence shall be made in a lump sum, without interest, on the later of (i) on the first regular payroll date after the end of the sixth month following the Executive’s Qualifying Termination, or (ii) within 30 business days after the effective date of the Change in Control.  For equity awards other than performance share units, immediate full vesting of any outstanding stock options and other equity awards (and lapse of any forfeiture provisions).

(j)
Outplacement services at a level commensurate with the Executive's position, including use of an executive office and secretary, for a period of one (1) year commencing on the date of termination but in no event extending beyond the date on which the Executive commences other full time employment.  The only taxable payments or in-kind benefit provided under this paragraph during the first six months following the Executive’s Qualifying Termination shall be (A) in-kind benefits that the Executive could otherwise deduct as business expenses under Sections 162 or 167 of the Code (disregarding limitations based on adjusted gross income), and (B) reasonable outplacement expenses actually incurred by the Executive and directly related to the Qualifying Termination.  Any taxable outplacement expenses incurred during the first six months following the Executive’s termination that are otherwise payable under this paragraph, but whose payment during the initial six-month period would result in additional tax under Section 409A of the Code, shall be paid by the Executive during the initial six-month period; and the Company shall reimburse the Executive for the payments in a lump sum, without interest, on the first regular payroll date after the end of the sixth month following the Executive’s Qualifying Termination.

(k)
Payment, on the first regular payroll date after the end of the six-month period following the Executive’s termination, of a lump sum amount equal to the present discounted value of any "Credit Date Payments" (as defined in Section 9 of Amended and Restated Exhibit B) then remaining unpaid, with the amount of each such unpaid Credit Date Payment being discounted back to the date of payment under this Section 8.2(k) at a discount rate of 5.65% per annum.

(l)
If the Executive dies after the Executive’s termination of employment and before the end of the six-month period following the Executive’s termination, any payment provided under Section 8.1 or this Section 8.2 that would have been made (in the case of a lump-sum payment) or that would have commenced (in the case of a periodic payment) on the first regular payroll date after the end of the six-month period shall instead be made or commence on the first regular payroll date following the Executive’s death, provided that the Executive’s beneficiary is otherwise entitled to receive the payment under Section 8.1 or this Section 8.2.  To the extent that any payment under Section 8.1 or this Section 8.2 is made “on the first regular payroll date” following a date or event, the regular payroll date shall be determined based on the Company’s payroll cycle applicable to the Executive at the time of his separation from service (within the meaning of Section 409A of the Code), without regard to any change in the payroll cycle that becomes effective after the Executive’s separation from service.

8.3 Definition of "Change in Control." A Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a)
Any "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) other than the Company, any trustee or other fiduciary holding Company common stock under an employee benefit plan of the Company or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the Company's common stock, is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of more than thirty percent (30%) of the then outstanding voting stock;

(b)
During any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(c)
The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(d)	The approval of the stockholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

A “Section 409A Change in Control” shall be deemed to have occurred as of the first day any one or more of the conditions in paragraphs (a) through (d), above, has been satisfied, if the event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined in regulations or other guidance under Section 409A of the Code.

8.4 Excise Tax Equalization Payment. In the event that the Executive becomes entitled to payments and/or benefits which would constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit A will apply.

8.5 The Executive’s right under this Section 8 to receive any payments in installments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, as provided in Treas. Reg. § 1.409A-2(b)(2)(iii).

9.	Noncompetition, Confidentiality and Nondisparagement

9.1 Agreement Not to Compete.

(a)
The Executive agrees that for a period of two (2) years after the termination of the Executive's employment, the Executive will not engage in Competition with the Company with the Listed Companies, provided that after the Executive's termination of employment the Listed Companies shall be limited to those effectively listed at the time of his termination and still on such list at the time of any alleged activity of the Executive, including, but not limited to, (i) soliciting customers, business or orders for, or selling any products and services in, Competition with the Company for such Listed Companies or (ii) diverting, enticing, or otherwise taking away customers, business or orders of the Company, or attempting to do so, in either case in Competition with the Company for such Listed Companies.

(b)
The Executive agrees that if, while he is receiving severance pay from the Company pursuant to Section 6.3(b), the Executive: (i) violates (a) above, or (ii) otherwise engages in Competition in the Restricted Territory, whether or not with the Listed Companies, Section 9.6(b) hereof shall apply.

(c)
The Executive agrees that the restrictions contained in this Section 9 are necessary for the protection of the business and goodwill of the Company because of the trade secrets within the Executive's knowledge and are considered by the Executive to be reasonable for such purpose.

9.2 Definitions.

(a)
"Competition" shall mean engaging in, as an employee, director, partner, principal, shareholder, consultant, advisor, independent contractor or similar capacity, with (a) the Listed Companies or (b) in any business, activity or conduct which directly competes with the business of the Company, provided that, with regard to the period after termination of the Executive's employment, Section 9.1(b)(ii) shall only apply to business lines in which the Company is engaged both at the time of termination of employment and at the time of the determination and which during the last fiscal year ending prior to the date of such termination represented at least five percent (5%) of the Company's revenues (the "Prohibited Lines"). Notwithstanding anything else in this Section 9, Competition shall not include: (A) (i) holding five percent (5%) or less of an interest in the equity or debt of any publicly traded company, (ii) engaging in any activity with the prior written approval of the Chief Executive Officer or the O&C Committee, (iii) the practice of law in a law firm that represents entities in Competition with the Company, provided that the Executive does not personally represent such entities, or (iv) the employment by, or provision of services to, an investment banking firm or consulting firm that provides services to entities that are in Competition with the Company provided that the Executive does not personally represent or provide services to such entities that are Listed Companies or otherwise with regard to businesses in Competition with the Prohibited Lines, or (B) with regard to Section 9.1(b)(ii), (i) being employed by, or consulting for, a non-Competitive division or business unit of an entity which is in Competition with the Company (and participating in such entity's employee equity plans), (ii) being employed by, or consulting for, an entity which had annual revenues in the last fiscal year prior to the Executive being employed by, or consulting for, the entity generated through business lines in Competition with the Prohibited Lines of the Company that do not exceed five percent (5%) of such entity's total annual revenues, provided that revenues within the Executive's area of responsibility or authority are not more than ten percent (10%) composed of the revenues from the businesses in Competition with the Prohibited Lines, or (iii) any activities conducted after a Change in Control of the Company.

(b)	The Restricted Territory shall mean any geographic area in which the Company with regard to the Prohibited Lines did more than nominal business.

(c)
Listed Companies shall mean those entities which are within the "peer group" established by the Company for the performance graphs in its proxy statement pursuant to Item 402(l) of Regulation S-K under the Exchange Act and which are in a list of no more than five (5) entities established by the Company from time to time and available from the Chief Human Resources Officer, provided that the addition of any entity to the list shall not be effective until sixty (60) days after it is so listed.

(d)	For purposes of this Section 9, "Company" shall mean the Company and its subsidiaries and affiliates.

9.3 Agreement Not to Engage in Certain Solicitation. The Executive agrees that the Executive will not, during the Executive's employment with the Company or during the two (2) year period thereafter, directly or indirectly, solicit or induce, or attempt to solicit or induce, any non-clerical employee(s), sales representative(s), agent(s), or consultant(s) of the Company to terminate such person's employment, representation or other association with the Company for the purpose of affiliating with any entity with which the Executive is associated ("Solicitation").

9.4 Confidential Information.

(a)
The Executive specifically acknowledges that any trade secrets or confidential business and technical information of the Company or its vendors, suppliers or customers, whether reduced to writing, maintained on any form of electronic media, or maintained in mind or memory and whether compiled by the Executive or the Company (collectively, "Confidential Information"), derives independent economic value from not being readily known to or ascertainable by proper means by others; that reasonable efforts have been made by the Company to maintain the secrecy of such information; that such information is the sole property of the Company or its vendors, suppliers, or customers and that any retention, use or disclosure of such information by the Executive during the Employment Term (except in the course of performing duties and obligations of employment with the Company) or any time after termination thereof, shall constitute misappropriation of the trade secrets of the Company or its vendors, suppliers, or customers, provided that Confidential Information shall not include: (i) information that is at the time of disclosure public knowledge or generally known within the industry, (ii) information deemed in good faith by the Executive, while employed by the Company, desirable to disclose in the course of performing the Executive's duties, (iii) information the disclosure of which the Executive in good faith deems necessary in defense of the Executive's rights provided such disclosure by the Executive is limited to only disclose as necessary for such purpose, or (iv) information disclosed by the Executive to comply with a court, or other lawful compulsory, order compelling him to do so, provided the Executive gives the Company prompt notice of the receipt of such order and the disclosure by the Executive is limited to only disclosure necessary for such purpose.

(b)
The Executive acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. If the Executive's duties hereunder will require disclosures to be made to him subject to such obligations and restrictions, the Executive agrees to be bound by them.

9.5 Scope of Restrictions. If, at the time of enforcement of this Section 9, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

9.6 Remedies.

(a)
In the event of a material breach or threatened material breach of Section 9.1(a), Section 9.3, Section 9.4 or Section 9.10, the Company, in addition to its other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 9. Except as specifically provided with regard to Listed Companies, the Company agrees that it will not assert to enjoin or otherwise limit the Executive's activities based on an argument of inevitable disclosure of confidential information.

(b)
In the event Section 9.1(b) applies, the Company may immediately cease payment to the Executive of all future amounts due under Sections 6.3(a) or (b) as well as otherwise specifically provided in any other plan, grant or program.

(c)
Upon written request of the Executive, the Company shall within thirty (30) days notify the Executive in writing whether or not in good faith it believes any proposed activities would be in Competition and, if it so determines or does not reply within thirty (30) days, it shall be deemed to waive any right to treat such activities as Competition unless the facts are otherwise than as presented by the Executive or there is a change thereafter in such activities. The Executive shall promptly provide the Company with such information as it may reasonably request to evaluate whether or not such activities are in Competition.

9.7 Uniformity. In no event shall any definitions of Competition or Solicitation (or a similar provision) as it applies to the Executive with regard to any plan of program or grant of the Company be interpreted to be any broader than as set forth in this Section 9.

9.8 Delivery of Documents. Upon termination of this Agreement or at any other time upon request by the Company, the Executive shall promptly deliver to the Company all records, files, memoranda, notes, designs, data, reports, price lists, customer lists, drawings, plans, computer programs, software, software documentation, sketches, laboratory and research notebooks and other documents (and all copies or reproductions of such materials in his possession or control) belonging to the Company. Notwithstanding the foregoing, the Executive may retain his rolodex and similar phone directories (collectively, the "Rolodex") to the extent the Rolodex does not contain information other than name, address, telephone number and similar information, provided that, at the request of the Company, the Executive shall provide the Company with a copy of the Rolodex.

9.9 Nondisparagement.

(a)
During the Employment Term and thereafter, the Executive shall not with willful intent to damage economically or as to reputation or vindictively disparage the Company, its subsidiaries or their respective past or present officers, directors or employees (the "Protected Group"), provided that the foregoing shall not apply to (i) actions or statements taken or made by the Executive while employed by the Company in good faith as fulfilling the Executive's duties with the Company or otherwise at the request of the Company, (ii) truthful statements made in compliance with legal process or governmental inquiry, (iii) as the Executive in good faith deems necessary to rebut any untrue or misleading public statements made about him or any other member of the Protected Group, (iv) statements made in good faith by the Executive to rebut untrue or misleading statements made about him or any other member of the Protected Group by any member of the Protected Group, and (v) normal commercial puffery in a competitive business situation. No member of the Protected Group shall be a third party beneficiary of this Section 9.9(a).

(b)
During the Employment Term and thereafter, neither the Company officially nor any then member of the Executive Leadership Team (or the equivalent) of the Company, as such term is currently used within the Company, shall with willful intent to damage the Executive economically or as to reputation or otherwise vindictively disparage the Executive, provided the foregoing shall not apply to (i) actions or statements taken or made in good faith within the Company in fulfilling duties with the Company, (ii) truthful statements made in compliance with legal process, governmental inquiry or as required by legal filing or disclosure requirements, (iii) as in good faith deemed necessary to rebut any untrue or misleading statements by the Executive as to any member of the Protected Group, or (iv) normal commercial puffery in a competitive business situation.

(c)
In the event of a material breach or threatened material breach of clauses (a) or (b) above, the Company or the Executive, as the case may be, in addition to its or the Executive's other remedies at law or in equity, shall be entitled to injunctive or other equitable relief in order to enforce or prevent any violations of this Section 9.9.

10.	Liability Insurance

The Company shall cover the Executive under directors and officers liability insurance for bona fide (within the meaning of Treas. Reg. § 1.409A-1(b)(10)) claims based on the Executive’s actions or failure to act in his capacity as a director, officer, employee, or fiduciary of the Company in the same amount and to the same extent, if any, as the Company covers its then current officers and directors.  The Company shall maintain the coverage both during and, while potential liability exists, after the Employment Term.

11.	Assignment

11.1 Assignment by the Company. This Agreement may and shall be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor of the Company, and any such successor shall be deemed substituted for all purposes of the "Company" under the terms of this Agreement. As used in this Agreement, the term "successor" shall mean any person, firm, corporation or business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets of the Company. Notwithstanding such assignment, the Company shall remain, with such successor, jointly and severally liable for all its obligations hereunder. Except as herein provided, this Agreement may not otherwise be assigned by the Company.

11.2 Assignment by the Executive. This Agreement is not assignable by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, and administrators, successors, heirs, distributees, devisees, and legatees. If the Executive should die while any amounts payable to the Executive hereunder remain outstanding, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, in the absence of such designee, to the Executive's estate.

12.	Legal Remedies

12.1 Payment of Legal Fees. The Company shall pay the Executive's reasonable legal fees and costs associated with entering into this Agreement. To the fullest extent permitted by law, the Company shall promptly pay upon submission of statements all legal and other professional fees, costs of litigation, prejudgment interest, and other expenses incurred during the Executive’s lifetime or in the five-year period following the Executive’s death in connection with any dispute arising hereunder and/or in connection with any release of claims executed or to be executed in connection herewith; provided, however, the Company shall be reimbursed by the Executive for (i) the fees and expenses advanced in the event the Executive's claim is in a material manner in bad faith or frivolous and the arbitrator or court, as applicable, determines that the reimbursement of such fees and expenses is appropriate, or (ii) to the extent that the arbitrator or court, as appropriate, determines that such legal and other professional fees are clearly and demonstrably unreasonable.  Prejudgment interest shall be paid at the rate awarded by the arbitrator or court on any money award or judgment obtained by the Executive or by any person claiming by or through the Executive, payable at the same time as the underlying award or judgment is paid.  The only taxable payments or reimbursements provided under this paragraph during the first six months following the Executive’s Qualifying Termination shall be reimbursements that the Executive could otherwise deduct as business expenses under Sections 162 or 167 of the Code (disregarding limitations based on adjusted gross income).  After the end of the sixth month following the Executive’s Qualifying Termination, taxable reimbursements shall be provided under this paragraph subject to the following requirements: (A) all reimbursements shall be provided pursuant to a written policy that provides an objectively determinable nondiscretionary description of the reimbursements provided; (B) all reimbursements shall be paid no later than the end of the calendar year following the year in which the expense was incurred; (C) no reimbursement shall be subject to liquidation or exchange for another benefit; and (D) the amount of reimbursable expense incurred in one year shall not affect the amount of reimbursement available in another year.  Any taxable expenses incurred during the first six months following the Executive’s termination that are otherwise payable or reimbursable under this paragraph, but whose payment during the initial six-month period would result in additional tax under Section 409A of the Code, shall be paid or reimbursed in a lump sum, without interest, on the first regular payroll date after the end of the sixth month following the Executive’s Qualifying Termination.

12.2 Arbitration. All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 9 hereof, shall be settled by arbitration conducted before a panel of three (3) arbitrators sitting in New York City, New York, or such other location agreed by the parties hereto, in accordance with the rules for expedited resolution of commercial disputes of the American Arbitration Association then in effect. The determination of the majority of the arbitrators shall be final and binding on the parties. Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction. All expenses of such arbitration, including the fees and expenses of the counsel of the Executive, shall be borne by the Company and the Executive shall be entitled to reimbursement of his expenses as provided in Section 12.1 hereof.

12.3 Notice. Any notices, requests, demands, or other communications provided for by this Agreement shall be sufficient if in writing and if delivered personally, sent by telecopier, sent by an overnight service or sent by registered or certified mail. Notice to the Executive not delivered personally (or by telecopy where the Executive is known to be) shall be sent to the last address on the books of the Company, and notice to the Company not delivered personally (or by telecopy to the known personal telecopy of the person it is being sent to) shall be sent to it at its principal office. All notices to the Company shall be delivered to the Chief Executive Officer with a copy (not itself constituting notice) to the Executive Vice President, Human Relations. A copy (not itself constituting notice) of any notice to the Executive shall be delivered to Jerry L. Shulman, Williams & Connolly LLP, 725 12th Street, N.W., Washington, D.C. 20005. Delivery shall be deemed to occur on the earlier of actual receipt or tender and rejection by the intended recipient.

12.4 Continued Payments. In the event after a Change in Control either party files for arbitration to resolve any dispute as to whether a termination is for Cause or Good Reason, until such dispute is determined by the arbitrators, the Executive shall continue to be treated economically and benefit wise in the manner asserted by him in the arbitration effective as of the date of the filing of the arbitration, subject to the Executive's promptly refunding any amounts paid to him, paying the cost of any benefits provided to him and paying to the Company the profits in any stock option or other equity awards exercised or otherwise realized by him during the pendency of the arbitration which he is ultimately held not to be entitled to; provided the arbitrators may terminate such payments and benefits in the event that they determine at any point that the Executive is intentionally delaying conclusion of the arbitration.

13.	Miscellaneous

13.1 Entire Agreement. This Agreement and each Exhibit hereto, except to the extent specifically provided otherwise herein or therein, supersedes any prior agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect to the subject matter hereof. In the event of any discrepancy or conflict between this Agreement and either Exhibit, the provisions of the Exhibit shall prevail. To the extent any severance plan or program of the Company that would apply to the Executive is more generous to the Executive than the provisions hereof, the Executive shall be entitled to any additional payments or benefits that are not duplicative.

13.2 Modification. This Agreement shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

13.3 Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

13.4 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

13.5 Tax Withholding. The Company may withhold from any benefits payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

13.6 Beneficiaries. The Executive may designate one or more persons or entities as the primary and/or contingent beneficiaries of any amounts to be received under this Agreement. Such designation must be in the form of a signed writing acceptable to the Board or the Board's designee. The Executive may make or change such designation at any time.

13.7 Representation. The Executive represents that the Executive's employment by the Company and the performance by the Executive of his obligations under this Agreement do not, and shall not, breach any agreement that obligates him to keep in confidence any trade secrets or confidential or proprietary information of his or of any other party, to write or consult to any other party or to refrain from competing, directly or indirectly, with the business of any other party. The Executive shall not disclose to the Company, and the Company shall not request that the Executive disclose, any trade secrets or confidential or proprietary information of any other party.

13.8 Section 409A.

(a)
Although the payments and benefits provided under the Agreement are intended to be exempt from, or to comply with, Section 409A of the Code, the Company shall not be liable for any additional tax, interest, or penalty the Executive incurs as a result of the failure of any payment or benefit to satisfy the requirements of Section 409A, except as provided in subsection (c), below.  The Company will promptly make any change in the Agreement that the Executive reasonably requests to ensure that the Agreement will comply with Section 409A, provided that the requested change does not alter any substantive provision of the Agreement in a manner that the Company, in its sole discretion, reasonably regards as being contrary to the Company’s interest.

(b)
The Company will consider in good faith any change in the Agreement that the Executive reasonably requests to ensure that the Agreement will comply with Section 409A.  If the Company is not willing to accept the proposed change as written, the Company will promptly communicate to the Executive the reasons for the Company’s refusal and any revisions that would make the proposed change acceptable to the Company.

(c)
The Company shall indemnify the Executive, as provided in this subsection (c), if a violation of Section 409A occurs as a result of (1) the Company’s clerical error, (2) the Company’s failure to administer this Agreement or any benefit plan or program in accordance with its written terms, or (3) a provision of any benefit plan or program of the Company (other than this Agreement) that fails to comply with Section 409A (each event described in clauses (1) through (3) is referred to as an “Indemnified Section 409A Violation”), and the Executive incurs additional tax under Section 409A as a result of the Indemnified Section 409A Violation.  The Company shall reimburse the Executive for (i) the 20% additional income tax described in Section 409A(a)(1)(B)(i)(II) of the Code (to the extent that the Executive incurs the 20% additional income tax as a result of the Indemnified Section 409A Violation), and (ii) any interest or penalty that is assessed with respect to the Executive’s failure to make a timely payment of the 20% additional income tax described in clause (i), provided that the Executive pays the 20% additional income tax promptly upon being notified that the tax is due (the amounts described in clause (i) and clause (ii) are referred to collectively as the “Section 409A Tax”).  The Company shall make a payment (the “Gross-Up Payment”) to the Executive such that the net amount the Executive retains, after paying any federal, state, or local income tax or FICA tax on the Gross-Up Payment, shall be equal to the Section 409A Tax.  The Company and the Executive shall calculate, adjust (if necessary), and pay or repay the Gross-Up Payment in accordance with the procedures specified in subsections (c) through (g) of Exhibit A (but substituting “Section 409A Tax” for “Excise Tax” wherever the latter term appears in Exhibit A).

14.	Governing Law

The provisions of this Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to any otherwise applicable principles of conflicts of laws.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement, as of the day and year first above written.

/s/ Terrence O’Donnell  ___________
                                  Terrence O'Donnell

TEXTRON INC.

By:  /s/ Lewis B. Campbell_________
                                    Name:  Lewis B. Campbell
                                    Title:    Chairman, President and CEO

EXHIBIT A

Parachute Gross Up

(a) In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the "nature of compensation" (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the "Company Payments"), and such Company Payments will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to the Executive at the time specified in subsection (d) below an additional amount (the "Gross-up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments.  Notwithstanding the foregoing, if the then present aggregate value of the Company Payments (calculated in accordance with the principles of Section 280G of the Code and the regulations promulgated thereunder) does not exceed 110% of the “Safe Harbor Amount” (which shall be 2.99 times the Executive’s “base amount” within the meaning of Section 280G(b)(3) of the Code), then the Company shall not pay the Executive a Gross-up Payment, and the Company Payments (whether due pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) shall be reduced so that the then present aggregate value of the Company Payments equals the Safe Harbor Amount.  The reduction of the Company Payments, if applicable, shall be effected in the following order (unless the Executive elects another method of reduction by written notice to the Company prior to the Change in Control): (i) any cash severance benefits based on a multiple of Base Salary or annual incentive compensation; (ii) any other cash amounts payable to the Executive; (iii) any benefits valued as parachute payments; (iv) acceleration of vesting of any stock option for which the exercise price exceeds the then fair market value of the underlying stock; and (v) acceleration of vesting of any equity award not covered by subsection (iv).

(b) For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the "Total Payments") will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "parachute payments" in excess of the "base amount" (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company's independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the "Accountants") such Total Payments (in whole or in part) either do not constitute "parachute payments," represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the "base amount" or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c) For purposes of determining the amount of the Gross-up Payment, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Executive shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by the Executive if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to the Executive, and interest payable to the Company shall not exceed the interest received or credited to the Executive by such tax authority for the period it held such portion. The Executive and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if the Executive's claim for refund or credit is denied.

In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

(d) The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects the Executive to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Executive on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting the Executive to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, the Company shall promptly notify the Executive of the excess payment, and the Executive shall repay the excess amount to the Company within fifteen days after the Executive receives the notice (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code).

(e) In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues. In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the Executive and the Executive's representative shall cooperate with the Company and its representative.

(f) The Company shall be responsible for all charges of the Accountant.

(g) The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.

SECOND AMENDED AND RESTATED

EXHIBIT B TO

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

OF TERRENCE O'DONNELL

DATED AS OF February 26, 2008 (the "Employment Agreement")

The following constitute special compensation provisions to be provided to the Executive by the Company. All initially capitalized terms not otherwise defined in this Exhibit B shall have the same meanings as in the Employment Agreement. This Exhibit B shall be deemed incorporated by reference into and to be part of the Employment Agreement, provided, however, that to the extent, if any, that there is a discrepancy or conflict between the text of the Employment Agreement and this Exhibit B, the provisions of this Exhibit B shall prevail.

1)	Hiring Bonus:

The Executive received a special hiring bonus in the amount of $200,000, subject to withholding and other deductions in accordance with the Company's usual compensation policies.

2)	Performance Share Units:

The Executive was granted initial Performance Share Units ("PSU's") as follows:

a) Cycle 2000          4,000 PSU's

b) Cycle 2000-01     6,000 PSU's

c) Cycle 2000-02     7,500 PSU's

3)	Stock Options:

The Executive received an initial grant of non-qualified options to acquire 20,000 shares of voting common stock of the Company, such grant to be pursuant to an agreement in the form of the Company's normal non-qualified stock option agreement for key executives.

4)	Special Pension Calculations

a) All long term incentive compensation earned by the Executive (whether or not deferred) pursuant to any long term incentive plan (including without limitation the Performance Share Units) shall be included in measuring the Executive's compensation for purposes of any of the Company's pension plans. Notwithstanding the immediately preceding sentence, for purposes of determining the Executive's benefits under the SERP, the definition of "Compensation" under the SERP shall be revised so as to exclude therefrom the value of any Performance Share Units granted to the Executive in respect of the 2006-08 performance cycle or any subsequent performance cycles.

b) There shall be no deduction from or offset to any pension payment or death benefit otherwise due to the Executive from the Company or any affiliated entity (collectively, the "Textron Group") or pursuant to any employee benefit plan, program or policy provided by the Textron Group as a result of or in connection with any amounts available or paid to the Executive that are derived or paid from any defined benefit plan, defined contribution plan or unfunded retirement, withdrawal or death benefit plan of Williams & Connolly LLP ("W&C").

c) In the event that the Executive is involuntarily terminated without Cause or terminates his employment with Good Reason (as such term is defined in the Employment Agreement), in either case prior to reaching age 60, the Executive shall nevertheless be entitled to payment of a pension pursuant to the Executive Supplemental Pension Plan equal to 25% of the pension to which he would have been entitled thereunder upon retirement at age 65.

5)	Deferred Income Plan

In the event of (a) a Qualified Termination following a Change in Control, (b) an involuntary termination of the Executive by the Company without Cause or (c) a termination by the Executive for Good Reason, any otherwise unvested premium payable by the Company with respect to any deferred income under the Deferred Income Plan shall be fully vested as of such date.

6)	Perquisites

The Executive shall be entitled to:

a) An executive automobile and related expenses in accordance with normal Company policy for key executives

b) Financial Planning and Tax Preparation services generally accorded key executives

c) Club membership (both initiation fees and regular dues) in accordance with normal Company policy for key executives

d) Payment of or reimbursement for all bar review course fees, bar examination fees, annual dues or similar fees or expenses incurred by the Executive for the purpose of becoming licensed or qualified as an attorney eligible to practice within the State of Rhode Island or in any other jurisdiction in which the Executive in good faith determines he should be so licensed or qualified

e) Payment or reimbursement for (i) up to six (6) months temporary housing in a furnished "executive suites" or comparable housing in the Providence, Rhode Island metropolitan area, (ii) all local travel, food and entertainment expenses within such metropolitan area while the Executive is housed in such temporary housing, and (iii) reasonable travel, housing, food and other house hunting expenses actually incurred by the Executive or members of his immediate family in traveling to, from and within the Providence, Rhode Island metropolitan area in search of long-term housing for the Executive and his family

7)	Travel between Providence, Rhode Island and Washington, DC

The parties to the Employment Agreement acknowledge that (a) the Executive will maintain residences in each of the Providence, Rhode Island and Washington, DC metropolitan areas, and (b) the Executive will, in addition to his position with the Company, continue on a limited-time basis as a partner in W&C. The Executive will, therefore, travel frequently between such metropolitan areas. In recognition of such understandings, and in order to clarify the allocation of expenses for such travel, the parties have agreed to the following:

a) To the extent that the Executive uses transportation equipment or facilities owned or operated by or for any member of the Textron Group, which equipment or facilities are not being diverted from another corporate use to accommodate the Executive, and without regard to the purpose of the Executive's travel, the Executive may utilize such equipment or facilities at no cost to him, provided, however, that to the extent required by any law, the Company shall report appropriate charges for any travel thereupon by the Executive as additional income to the Executive in accordance with such law and normal Company policy.

b) The parties acknowledge and agree that the Executive will conduct Textron-Group related business in both Providence, Rhode Island and Washington, DC. To the extent that the Executive travels between such metropolitan areas on Textron Group-related business using commercial travel facilities, all such reasonable travel expenses shall be paid for or reimbursed by the Company in accordance with its normal policies for key executives.

c) To the extent that such travel utilizes commercial travel facilities but is for non-Textron Group related purposes, the Executive shall be responsible for paying for or reimbursing the Company for all such expenses.

8)	Special Relationship with W&C

In further recognition of (a) the Executive's continuing relationship with W&C, and (b) the attorney-client relationship between the Company and W&C, the parties have agreed as follows:

a) The Executive may simultaneously serve the Company as provided for in Section 2 of the Employment Agreement and remain as a part-time partner in W&C, all as set forth in such Section 2.

b) Any legal services performed by the Executive, whether directly or as a supervisor, on behalf of any member of the Textron Group, regardless of where it is performed, shall be considered as having been performed in his capacity as an officer and employee of the Company and not as a partner of W&C.

c) Any legal services performed or supervised by any other partner, associate or staff at W&C for any member of the Textron Group, whether or not subject to supervision by the Executive, shall be considered as having been performed by the firm as outside counsel to the Textron Group.

d) W&C shall not bill the Company for any time spent by the Executive with respect to any matter relating to any member of the Textron Group, nor will it bill the Company for any travel expenses incurred by the Executive in the course of such representation (all of which will be treated as employment-related expenses of the Executive subject to his Employment Agreement). W&C shall bill the Company, however, for all travel expenses of any other partner or employee of W&C, and for all messenger, photocopying and similar office services, all in accordance with its normal billing practices, without regard to whether the Executive directed the incurrence of such services on behalf of any member of the Textron Group or supervised the matter with respect to which such travel or services were ordered.

e) W&C shall remain free to represent and to provide any services to or on behalf of any other clients to the same extent as if the Executive had no personal affiliation with the Company. The Executive shall timely inform W&C of any matter from which he should, in his good faith judgment, be screened, and W&C may rely in good faith on such determination by the Executive.

f) The Company will indemnify, defend and hold harmless W&C and its partners, associates and staff from and against any liability, loss, cost or expense (a "Loss") incurred or suffered by any of them, in whatever capacity, in connection with or as a result of any investigation or proceeding of any sort to the extent relating to or arising out of any legal services performed by the Executive (including his supervision of any legal services provided by the firm for or on behalf of any member of the Textron Group) in his capacity as an employee of the Company, provided, however, no such indemnity shall apply if and to the extent that such Loss relates to or arises out of services deemed hereunder to have been performed by the firm for or on behalf of any member of the Textron Group (whether or not such services were supervised by the Executive).

g) W&C and each other indemnified party under this Section 8 shall be a third party beneficiary thereof, with rights to enforce the provisions thereof to the extent related to such indemnified party.

9)	Credit Date Payments

Beginning as of January 1, 2006, and continuing on each anniversary thereof through and including January 1, 2009 (each a "Credit Date"), Textron will credit the Executive's Moody's Account within Textron's Deferred Income Plan for Textron Key Executives (the "Deferred Income Plan") with the sum of $157,465.00 per year over and above any other deferred income credited to any account of the Executive within the Deferred Income Plan (each such additional payment, a "Credit Date Payment"), provided, however, that no such additional Credit Date Payment shall be credited as of any Credit Date (a) unless the Executive is, as of such Credit Date, an employee of Textron, or (b) as otherwise provided in Sections 6.3(d) or 8.2(k) of the Agreement. Notwithstanding anything to the contrary set forth in the Employment Agreement or this Exhibit B, Credit Date Payments shall not be included in measuring the Executive's compensation for purposes of any of the Company's pension plans.

10)	Approvals

To the extent that any commitment or covenant of the Company contained in either the Employment Agreement or this Second Amended and Restated Exhibit B, including without limitation the provisions of Sections 4 and 5 of this Second Amended and Restated Exhibit B, shall constitute an exception to normal compensation or benefit policies of the Company for its key executives, the Organization and Compensation Committee of the Board of Directors of the Company shall promptly and expressly approve such exceptions.

EXHIBIT C

Form of Release

NOTICE: YOU MAY CONSIDER THIS GENERAL RELEASE OF CLAIMS FOR UP TO TWENTY-ONE (21) DAYS FROM YOUR NOTICE OF TERMINATION.  IF YOU DECIDE TO SIGN IT, YOU MAY REVOKE THIS GENERAL RELEASE OF CLAIMS WITHIN SEVEN (7) DAYS AFTER SIGNING IT.  IF YOU REVOKE THE RELEASE WITHIN THIS PERIOD, YOUR REVOCATION MUST BE IMMEDIATELY SUBMITTED IN WRITING AS DESCRIBED  IN THE RELEASE.  YOU MIGHT WISH TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS DOCUMENT.

TEXTRON, INC.

GENERAL RELEASE OF CLAIMS

My Employment Agreement with Textron Inc. (“Textron”) states that I will receive certain payments and benefits in the event of the termination of my employment only if I execute a general release of claims and I do not revoke the general release during the applicable revocation period.  In consideration of the payments and benefits that I will receive under my Employment Agreement, on behalf of myself and on behalf of any person acting by, through, or under me (collectively, the “Executive Releasors”), I hereby release, waive, and forever discharge Textron, Inc.; its current and former subsidiaries and related entities; its and their respective past or present officers and directors; its and their employees, fiduciaries, agents, and insurers (but only in their capacity as employees, fiduciaries, agents, or insurers of Textron and its current and former subsidiaries and related entities); and the successors and assigns of each of them (collectively, the “Textron Releasees”) from any and all liability, charges, causes of action, demands, damages, or claims for relief of any kind whatsoever, whether known or unknown at this time, arising out of, or connected with, my employment with Textron and/or the termination of my employment from the beginning of the world through the effective date of this Release.  The claims waived by me under this General Release of Claims (the “Release”) include, but are not limited to, all matters in law, in equity, in contract, in tort, or pursuant to statute, including any claim for discrimination in employment on the basis of age, race, sex, national origin, disability, religion, or any other type of discrimination under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, or other federal, state or local law or ordinance, to the fullest extent permitted under law.

This Release does not apply to any claims or rights that may arise after the date I signed this Release.  I understand that Textron is not admitting to any violation of my rights or any duty or obligation owed to me.

Exclusions

Excluded from this Release are my claims that, by law, cannot be waived, including but not limited to (1) the right to file a charge with or participate in an investigation conducted by certain government agencies including, but not limited to, the United States Equal Employment Opportunity Commission, (2) any rights or claims to benefits accrued under benefit plans maintained by Textron under the Employee Retirement Income Security Act, and (3) any claims that cannot be waived under the Fair Labor Standards Act or the Family and Medical Leave Act.  Also excluded from this Release are my claims for payments, benefits, indemnity, contribution, exculpation, advances, and insurance that are expressly excluded from the requirement that I execute a Release by specific reference in my Employment Agreement with Textron.  Further, nothing set forth herein shall serve to release or waive Textron’s obligations pursuant to and in accordance with the terms of Sections 6, 7(a), 8, 9.9(b), 9.9(c), 10, 11.1, 12, 13.6, and 13.8 of my Employment Agreement with Textron, each of which shall survive the execution of this Release, or serve to release or waive my right to enforce the terms of this Release.

Acknowledgements

I acknowledge and agree to the following:

1.	The benefits I am receiving under the Employment Agreement constitute consideration over and above any benefits that I might be entitled to receive without executing this Release;

2.	Textron advised me in writing to consult with an attorney prior to signing this Release;

3.	I was given a period of at least twenty-one (21) days within which to consider this Release; and

4.	Textron has advised me of my statutory right to revoke my agreement to this Release at any time within seven (7) days after my signing this Release.

Representations and Warranties

I warrant and represent that my decision to sign this Release was entirely voluntary on my part.  My decision was not made in reliance on any inducement, promise, or representation, whether express or implied, other than the inducements, representations, and promises expressly set forth herein and in the Employment Agreement, and my decision did not result from any threats or other coercive activities to induce my agreement to this Release.

In addition, I warrant and represent that neither I nor any other Executive Releasor will sue Textron or any other Textron Releasee in any forum for any claim covered by this Release, except that I may bring a claim under ADEA to challenge this Release.

I further warrant and represent that I fully understand and appreciate the consequences of my signing this Release.

Textron further warrants and represents that it has obtained or will obtain any approvals that are necessary for Textron to enter into and abide by the terms of this Release.

Revocation

If I decide to exercise my right to revoke this Release within seven (7) days after my agreement to this Release, I warrant and represent that I will notify Textron in writing, in accordance with the notice provisions of my Employment Agreement, of my intent to revoke this Release, and that I will simultaneously return in full any consideration received from Textron that was subject to the condition that I execute a general release of claims.

Entire Agreement

This Release, except to the extent specifically provided otherwise herein, supersedes any prior agreements or understandings, oral or written, between the parties hereto with respect to the subject matter hereof and constitutes the entire agreement of the parties with respect to the subject matter hereof.

Modification

This Release shall not be varied, altered, modified, canceled, changed, or in any way amended, nor any provision hereof waived, except by mutual agreement of the parties in a written instrument executed by the parties hereto or their legal representatives.

Successors and Assigns

This Release shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns; provided, however, that neither this Release nor any of the rights, interests, or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party, and no assignment of any right, interest or obligation shall release any such assigning party therefrom unless the other party shall have consented to such release in writing specifically referring to the right, interest or obligation from which such assigning party is to be released.  Any purported assignment in violation of this paragraph shall be void and of no force or effect.  This paragraph shall not prevent any successor to a Textron Releasee from receiving the benefit of (and being bound by) the Release automatically, without the need for prior written consent by the Executive Releasors.

Governing Law

The provisions of this Release shall be construed and enforced in accordance with the laws of the State of Delaware, without regard to any otherwise applicable principles of conflicts of laws.

Counterparts

This Release may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the Executive and Textron have executed this Release as of the day and year first above written.

____________________________
                                  [EXECUTIVE]

TEXTRON INC.

By:  ___________________________
                                    Name:
                                    Title: